Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into by and between PRESTIGE BRANDS HOLDINGS, INC. (the “Company”) and RONALD M. LOMBARDI (“Executive”) as of April 22, 2015 (the “Effective Date”). This Agreement replaces in its entirety that certain Employment Agreement between the Company and Executive dated as of December 6, 2010 (the “Original Employment Agreement”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its Chief Financial Officer under the terms and conditions as set forth in the Original Employment Agreement; and

WHEREAS, the Company and Executive desire to terminate the Original Employment Agreement and enter into this Agreement, pursuant to which the Company will employ Executive on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	EMPLOYMENT.
Subject to the terms and conditions of this Agreement, between the Effective Date and the date that the Company hires and successfully transitions, as determined in the sole discretion of the Company, a replacement Chief Financial Officer (the “CFO Transition Date”), the Company hereby employs Executive as its Chief Financial Officer. Effective as of June 1, 2015 (the “CEO Transition Date”), the Company shall hereby also employ Executive as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). Between the Effective Date and the CEO Transition Date, Executive shall continue to report to the Company’s Chief Executive Officer. Between the CEO Transition Date and the CFO Transition Date, Executive shall report to the Board of Directors of the Company (the “Board”).

2.	DURATION OF AGREEMENT.
2.1 Initial Term. Executive’s employment shall begin as of the Effective Date, and shall continue until April 22, 2018, unless extended pursuant to Section 2.2, or earlier terminated pursuant to any of Articles 5, 6, 7, or 8. The specified period during which this Agreement is in effect is the “Term.”

2.2 Extensions of Term. For purposes of this Agreement, April 22, 2015 and each April 22 thereafter shall be referred to as an “Anniversary Date,” and the one-year period from each Anniversary Date to the next shall be referred to as a “Contract Year.” On each Anniversary Date, beginning April 22, 2018, unless either party to this Agreement has notified the other in writing not less than one hundred and twenty (120) days prior to such Anniversary Date of that party’s intention to allow this Agreement to expire and not be renewed at the end of the then-current Term, the Term shall automatically be extended for one Contract Year on and from the applicable Anniversary Date.

3.	POSITION AND DUTIES.

3.1 Position.

(a)
Between the Effective Date and the CFO Transition Date, Executive shall serve as Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority implied by such position, subject to the power of the Chief Executive Officer of the Company and the Board to

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Exhibit 10.24

expand or limit such duties, responsibilities and authority and to override such actions. Executive shall cease to provide services as Chief Financial Officer effective as of the CFO Transition Date.

(b) Effective as of the CEO Transition Date, Executive shall also serve as the Company’s Chief Executive Officer and, in that capacity, perform such duties and have such responsibilities as may be prescribed from time to time by the Board that are reasonably consistent with the position of Chief Executive Officer and consistent with the Company’s organizational documents. Effective as of the CEO Transition Date, the Company shall appoint Executive to the Board and, so long as Executive is serving as Chief Executive Officer, the Company shall nominate Executive for election as a member of the Board at each meeting of the Company’s shareholders at which the election of Executive is subject to a vote by the Company’s shareholders and shall recommend that the shareholders of the Company vote to elect Executive as a member of the Board. From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries and affiliates as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries and affiliates.

3.2 Full-Time Efforts. Executive shall perform and discharge faithfully, diligently and to the best of his ability his duties and responsibilities to the Company, devote his full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair his ability to perform his obligations to the Company. Executive shall not be precluded from reasonable charitable and community activities and industry or professional activities, or managing his personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement. Executive shall promote the best interests of the Company and take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

3.3 Work Standard. Executive shall at all times comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, procedures and rules as may be issued by Company from time to time, and all federal, state and local statutes, regulations and public ordinances applicable to the performance of his duties hereunder.

3.4 No Employment Restriction. Executive represents and covenants that his employment by the Company hereunder does not violate any agreement or covenant to which he is subject or by which he is bound and that there is no such agreement or covenant that could restrict or impair his ability to perform his duties or discharge his responsibilities to the Company.

4.	COMPENSATION AND BENEFITS.

4.1 Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term the Company shall pay Executive, and Executive shall accept a base salary (“Base Salary”) at the rate of Seven Hundred and Fifty Thousand Dollars ($750,000) per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices and prorated for partial periods, if any, based on the actual number of days in the applicable period. Executive shall be entitled to periodic performance reviews (no less frequently than annually), the first of which shall take place on or before May 2016. Executive shall be eligible for increases in Base Salary during each Contract Year, as may be determined and approved by the Board, taking into account the factors that the Board then considers relevant to the salaries of its executives.

4.2 Incentive, Savings and Retirement Plans. During the Term, Executive shall be eligible to participate in all incentive (including, without limitation, long-term incentive plans), savings and retirement plans, welfare benefit plans, practices, policies and programs (including, without limitation, as applicable, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) applicable generally to senior executive officers of the Company (“Senior Executives”), and on the same basis as such Senior Executives, subject to applicable eligibility requirements and terms and conditions of each such plan, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Nothing herein shall

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Exhibit 10.24

limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time. Without limiting the foregoing, the following provisions shall apply with respect to Executive during the Term:

(a)
Annual Incentive Bonus Plan. Executive shall be entitled to an annual incentive bonus opportunity, the amount and terms of which shall be determined by the Compensation Committee of the Board (the “Committee”), except as set forth in the next sentence. Effective for fiscal year 2016, Executive’s annual target (subject to such performance and other criteria as may be established by the Committee) incentive bonus shall be 100.0% of Base Salary (the “Target Bonus”), subject to proration for partial periods, if any. The performance and other criteria in respect of any such bonus shall be determined by the Committee in its sole discretion.

(b)
Initial Equity Awards. The Company shall grant to Executive 57,924 restricted stock units (“RSUs”), which RSUs shall be granted under, and pursuant to the terms and conditions of, the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “LTIP”) and have such other terms and conditions, including vesting conditions, as set forth in the Restricted Stock Unit Award Agreement set forth as Appendix A hereto.

(c)
Future Equity Awards. Commencing May 2016, Executive shall be eligible to receive additional equity awards under the LTIP, as determined by the Committee in its sole discretion. Nothing herein requires the Board or the Committee to make additional grants of equity awards in any year.

(d)
Vacation. During each year through the Term, Executive shall be granted four (4) weeks’ paid vacation in accordance with the Company’s vacation policy as in effect and as approved by the Committee from time to time. The timing of paid vacations shall be scheduled in a reasonable manner by Executive.

(e)
Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred in carrying out his duties hereunder in accordance with the policies, practices and procedures of the Company as in effect from time to time. Executive shall be entitled to be reimbursed for an annual executive medical examination in accordance with the Company’s policies as in effect from time to time.

(f)	No Other Benefits. Executive will not be entitled to any benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Company.

5.	TERMINATION FOR CAUSE.
5.1 This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive (which benefits shall be governed by the terms of such plan or agreement), under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

(a)
Any willful act by Executive involving fraud and any willful breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, regulation of the Company’s business and the like which, in each case, a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(b)	Attendance at work in a state of intoxication or otherwise being found in possession of any prohibited drug or substance, possession of which would amount to a criminal offense;

Exhibit 10.24

(c)	Executive’s personal dishonesty or willful misconduct, in each case in connection with his employment by the Company;

(d)
Breach of fiduciary duty or breach of the duty of loyalty to the Company which a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(e)	Assault or other act of violence against any employee of the Company or other person during the course of his employment;

(f)	Indictment of Executive for any felony (other than minor traffic offenses) or any crime involving moral turpitude;

(g)	Intentional breach by Executive of any provision of this Agreement or of any Company policy adopted by the Board not cured within 30 days after written notice from the Board;

(h)
The willful continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability) if not cured within 30 days after a written demand for substantial performance is delivered to Executive by a majority of the Board that specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties. For clarity, the failure of the Company to meet its business plans shall not be, in and of itself, grounds for Termination for Cause

5.2 Board Determination of Cause. For purposes of Section 5.1, a majority of the Board (excluding Executive) shall determine in its sole and absolute good faith discretion whether Cause exists; provided however that Executive will have a reasonable opportunity to present to the Board prior to any such determination.

6.	TERMINATION UPON DEATH.
Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined in Section 8.2(a), and the timely payment or provision of Other Benefits (as defined in Section 8.2(c)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death. This payment shall be paid in a lump sum to Executive’s estate within 90 days after the Company is given notice of Executive’s death. The rights of Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.	DISABILITY.
If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a) and the timely payment or provision of Other Benefits (as defined in Section 8.2(c)), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date. The rights of Executive with respect to stock options and restricted

Exhibit 10.24

stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

For purposes of this Agreement, “Disability” means the inability of Executive, as reasonably determined by the Company, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of Executive or his personal representative, the determination by the Company that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company.

8.	TERMINATION OF EMPLOYMENT FOR GOOD REASON OR WITHOUT CAUSE.
8.1 Executive’s Termination of Employment for Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s written consent:

(a)
Other than his removal for Cause pursuant to Article 5 and excluding his relinquishment of the role of Chief Financial Officer as of the CFO Transition Date, a material diminution in Executive’s authority, duties or responsibilities; but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b)	A material reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(c)
A material reduction by the Company in Executive’s annual target incentive bonus (expressed as a percentage of Base Salary) during the Term unless such reduction is a part of an across-the-board decrease in target incentive bonuses affecting all other Senior Executives, in which case Good Reason shall exist only if the decrease (considered as a percentage relative to the prior percentage used to determine annual target incentive bonus) to Executive is disproportionately large;

(d)
The Company’s giving notice under Section 2.2 of its intention not to renew this Agreement unless at the time of such notice the Company could terminate this Agreement and Executive’s employment for “Cause,” or for Disability, or if Executive shall have reached the age of 65 by the applicable Anniversary Date;

(e)	The Company’s requiring Executive, without his consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Tarrytown, New York; or

(f)
The material breach by the Company of any provision of this Agreement, including, but not limited to, the failure of the Company to appoint Executive to the Board or, once Executive has been appointed to the Board, the failure to nominate Executive for election to the Board pursuant to Section 3.1(b), or any failure by the Company to comply with and satisfy Section 12.2(b) of this Agreement.

Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive must deliver written notice to the Board setting forth with specificity any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Executive before Executive may terminate for Good Reason. Executive’s employment may be terminated by Executive for Good Reason within a period of 120 days after the occurrence of an event of Good Reason.

Exhibit 10.24

If Executive terminates his employment for Good Reason, he shall be entitled to the same benefits he would be entitled to under Article 8 as if terminated without Cause subject to Executive’s compliance with Sections 9 and 10 of this Agreement and his execution and effectiveness of a Release as provided in Section 8.3. If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a)) and the timely payment or provision of Other Benefits (as defined in Section 8.2(c)).

8.2 Termination of Employment Without Cause. If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to Section 8.3:

(a)
The Company shall pay to Executive in a lump sum in cash within 30 days following Executive’s termination of employment, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iii) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive under a plan other than a tax-qualified plan (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subparagraphs (i), (ii) and (iii) shall be referred to in this Agreement as the “Accrued Obligations”);

(b)
Subject to Executive’s execution and delivery of a Release (as defined in Section 8.3 of this Agreement) and Executive’s compliance with Sections 9 and 10 of this Agreement, the Company shall pay to Executive, starting on the 60th day following Executive’s termination of employment, in installments ratably over twelve (12) months in accordance with the Company’s normal payroll cycle and procedures, an amount equal to 1.5 times the sum of: (i) Executive’s annual Base Salary in effect as of the date of termination; plus (ii) Executive’s Target Bonus; and

(c)
to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(d)	Code Section 280G Excise Tax.

i.
Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (1) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (2) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (1) above is less than the amount calculated under (2) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 8.2(d)(ii) below). For purposes of this Section 8.2(d), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 8.2(d), the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of

Exhibit 10.24

such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

ii.
All determinations required to be made under this Section 8.2(d), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 8.2(d)(i), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 8.2(d) shall be of no further force or effect.

8.3 Release Requirement. No payment shall be made under Section 8.2(b) (whether required under Section 8.1 or 8.2) unless Executive delivers to the Company a separation agreement containing a full general release of clams and covenant not to sue in the form provided by the Company (a “Release”), without revocation thereof, no later than forty-five (45) days after Executive’s termination of employment date and no such payment or benefit hereunder shall be provided to Executive prior to the Company’s receipt of such Release and the expiration of any period of revocation provided for in the Release.

8.4 Rights under Equity Plans. The provisions of this Agreement are subject to the terms of the Company’s equity plans in effect from time to time, including the LTIP. Any equity awards granted to you under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options, become exercisable or not, as provided by and subject to the terms of the applicable equity plan.

8.5 Resignation. Upon the termination of Executive’s employment, Executive shall execute resignations from all positions held as a director of the Company and, if applicable, as a director or an officer of a company affiliated or related to the Company held at the time of such termination.

9.	PUBLICITY; NO DISPARAGING STATEMENT.
Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

10.	BUSINESS PROTECTION PROVISIONS.
10.1 Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive will gain from his employment with

Exhibit 10.24

the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 10 and all sections and subsections thereof.

10.2 Definitions. For purposes of this Article 10 and all sections and subsections thereof, the following terms shall have the following meanings:

(a)
“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any person or Entity engaged in a line of business that competes directly with any brand of the Company or any of its affiliates or subsidiaries (collectively the “PBH Entities”) whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw while employed by the Company.

(b)
“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the PBH Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the PBH Entities and the details of which are not generally known to the competitors of the PBH Entities. Confidential Information shall also include: any items that any of the PBH Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)
“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
“Restricted Period” shall mean eighteen (18) months following termination of Executive’s employment hereunder; provided, however, that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the eighteen (18) month period following termination of Executive’s employment hereunder that Executive is determined by a court of competent jurisdiction to have engaged in any conduct that violates this Article 10 or any sections or subsections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon Executive’s activities.

(e)	“Territory” shall mean each of the United States of America or any country other than the United States of America in which the Company shall transact business during the Term.

(f)
“Trade Secrets” shall mean information or data of or about any of the PBH Entities, including, but not limited to, technical or non-technical data, customer lists, pricing models, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and any other information which is defined as a “trade secret” under applicable law.

(g)
“Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the PBH Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.

10.3 Nondisclosure; Ownership of Proprietary Property.

Exhibit 10.24

(a)
In recognition of the need of the PBH Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the PBH Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)
Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the PBH Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the PBH Entities. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to applicable PBH Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to the applicable PBH Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable PBH Entity.

10.4 Non-Interference with Executives.

Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the PBH Entities. Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the PBH Entities to end his/her employment with a PBH Entity or to violate any policy of any PBH Entity or any confidentiality, non-competition or employment agreement that such person may have with a PBH Entity. Furthermore, neither Executive nor any person acting in concert with Executive nor any of Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any PBH Entity unless that person has ceased to be an employee of the PBH Entities for at least six (6) months.

10.5 Non-Competition.

Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period. Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company’s business and the public’s close identification of Executive with Company and Company with Executive. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

10.6 Remedies.

Exhibit 10.24

Executive understands and acknowledges that his violation of this Article 10 or any section or subsection thereof would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 10 or any section or subsection thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. If any part of this Article 10 or any section or subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Article 10 after termination of his employment, in the event Executive breaches any of such business protection provisions of this Agreement, any unpaid amounts (e.g., those provided under Article 8) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach; provided however that prior to any such forfeiture, Executive shall be given written notice of any breach of any such business protection provisions and Executive shall have ten (10) days to cure any such breach, if such breach is capable of being cured.

11.	RETURN OF MATERIALS; BOARD RESIGNATION.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Executive’s possession or control. In addition, upon the termination of Executive’s employment with the Company, upon the request of the Board, Executive shall submit, and upon the failure to do so, shall be deemed to have submitted his resignation as a member of the Board effective upon the termination of employment.

12.	GENERAL PROVISIONS.
12.1 Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

12.2 Binding Agreement.

(a)	This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.3 Waiver of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Exhibit 10.24

12.4 Indemnification and Insurance. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate. In addition, the Company agrees that Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of Executive’s employment; provided that the Company will not be required to pay premiums of more than 200% of the current premium to do so.

12.5 Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

12.6 Notices.

All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Prestige Brands Holdings, Inc.
Attn: General Counsel’s Office
660 White Plains Rd
Tarrytown, NY 10531
Facsimile: (914) 524-7488

If to Executive to:	Ronald M. Lombardi
Address on file with the Company

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws provisions thereof).

12.8 Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter, including, but not limited to, the Original Employment Agreement. The Company and Executive agree that the Original Employment Agreement shall terminate as of the Effective Date; provided however that all RSUs and options granted or awarded to Executive under the Original Employment Agreement (whether vested or unvested) shall not be effected by such termination and shall continue in full force and effect notwithstanding such termination.

12.9 Assignment. This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. It may be assigned by the Company to any successor to all or substantially all of its business.

Exhibit 10.24

12.10 Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

12.11 Section and Paragraph Headings. The section and paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

12.12 Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

12.13 Arbitration.

(a)
Except as provided in subsection (b) of this Section 12.13, the following provisions shall apply to disputes between Company and Executive arising out of or related to either: (i) this Agreement (including any claim that any part of this agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Company and Executive:

i.	The parties shall first use their best efforts to discuss and negotiate a resolution of the dispute.

ii.
If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, the dispute shall be resolved timely and exclusively by final and binding arbitration pursuant to the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes (the “AAA Rules”). Arbitration must be demanded within ten (10) calendar days after the expiration of the five (5) day period referred to above. The arbitration opinion and award shall be final and binding on the Company and the Executive and shall be enforceable by any court sitting within Westchester County, New York. Company and Executive shall share equally all costs of arbitration excepting their own attorney’s fees unless and to the extent ordered by the arbitrator(s) to pay the attorneys’ fees of the prevailing party.

iii.
The parties recognize that this Section 12.13 means that certain claims will be reviewed and decided only before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including speed of resolution, lower costs and fees, and more flexible rules of evidence. The arbitrator or arbitrators duly selected pursuant to the AAA’s Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rule of Civil Procedure.

(b)	The provisions of this Section 12.13 shall not apply to any action by the Company seeking to enforce its rights arising out of or related to the provisions of Article 10 of this Agreement.

(c)
This Section 12.13 is intended by the Company and the Executive to be enforceable under the Federal Arbitration Act. Should it be determined by any court that the Act does not apply, then this Section 12.13 shall be enforceable under the applicable arbitration statutes of the State of Delaware.

12.14 Voluntary Agreement. Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is

Exhibit 10.24

voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

12.15 Nonqualified Deferred Compensation Omnibus Provision.

(a)
It is intended that any compensation provided under this Agreement be administered and paid in a manner which will not result in the imposition of additional federal income taxes on Executive under Code Section 409A. The provisions of this Agreement relating to amounts which constitute deferred compensation under Code Section 409A are intended to be construed accordingly. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, at the request of Executive, seek to modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to Executive; provided, however, that in connection with any such modification the Company shall not be required to increase amounts or benefits otherwise payable to or provided to Executive. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company, nor its directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)
Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with Code Section 409A, the amount of any expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement in any taxable year of Executive shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other taxable year, and (b) the reimbursement of expenses or in-kind benefits under this Agreement shall be made or provided no later than on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, except to the extent earlier reimbursement is required under this Agreement or applicable Company policies and procedures. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(c)
Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(d)
Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii)

Exhibit 10.24

the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations.

(e)
Each payment of termination benefits under Sections 8.1 and 8.2 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f)
Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

(g)
The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(Signatures on following page]

Exhibit 10.24

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this 22 day of April 2015.

PRESTIGE BRANDS HOLDINGS, INC.

By:/s/ Gary Costley
Its: Lead Director

EXECUTIVE

/s/ Ron Lombardi
Ronald M. Lombardi

Exhibit 10.24

APPENDIX A

RESTRICTED STOCK UNIT AWARD AGREEMENT

Exhibit 10.24

PRESTIGE BRANDS HOLDINGS, INC.
2005 LONG-TERM EQUITY INCENTIVE PLAN

AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

THIS AWARD AGREEMENT (the "Agreement") is made and entered into effective as of April __, 2015, by and between PRESTIGE BRANDS HOLDINGS, INC., a Delaware corporation (the "Company"), and Ronald M. Lombardi (the "Participant"), pursuant to the Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan, as it may be amended and restated from time to time (the "Plan"). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

W I T N E S S E T H:

WHEREAS, the Participant is eligible to receive an Award under the terms of the Plan; and

WHEREAS, pursuant to the Plan and subject to the execution of this Agreement, the Committee has granted, and the Participant desires to receive, an Award.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.AWARD OF RESTRICTED STOCK UNITS. On the date specified on Exhibit A attached hereto (the "Date of Grant") but subject to the execution of this Agreement, the Company granted to the Participant an Award in the form of Restricted Stock Units ("RSUs") entitling the Participant to receive from the Company, without payment, one share of Common Stock (a "Share") for each RSU set forth on said Exhibit A.
2.EFFECT OF PLAN. The RSUs are in all respects subject to, and shall be governed and determined by, the provisions of the Plan (all of the terms of which are incorporated herein by reference) and to any rules which might be adopted by the Board or the Committee with respect to the Plan to the same extent and with the same effect as if set forth fully herein. The Participant hereby acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his beneficiaries and any other person having or claiming an interest in the RSUs.
3. VESTING. The RSUs shall vest according to the schedule set forth on Exhibit A. Notwithstanding the foregoing, upon the Participant's death, Disability, or Retirement the Committee, in its sole discretion, may vest the RSUs. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the RSUs vest.
4.    ACCELERATION UPON CHANGE IN CONTROL. The Committee has determined that upon a Change in Control, the RSU will accelerate, vest and become fully exercisable immediately prior to the Change in Control, without any requirement that the Participant be terminated in connection with such Change in Control.

1.    RIGHTS PRIOR TO VESTING. During the period prior to lapse of the restrictions and the vesting, in the event that any dividend is paid by the Company with respect to the Common Stock (whether in the form of cash, Common Stock or other property), then the Committee shall, in the manner it deems equitable or appropriate, adjust the number of RSUs allocated to each Participant's Stock Award Account to reflect such dividend.
2.    SETTLEMENT OF RSUS. Each RSU will be settled by delivery to the Participant, or in the event of the Participant's death to the Participant's legal representative, of one Share for each vested RSU promptly on April __, 2018 or upon vesting, if earlier.

Exhibit 10.24

For purposes of this Agreement, a Participant's Termination of Employment means the termination of the Participant's employment or cessation of service as an employee with the Company for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Company and the Participant intended for the Participant to provide significant services for the Company following such termination. A change in the Participant’s employment status will not be considered a Termination of Employment if:
(a)    the Participant continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
(b)    the Participant continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
3.    SECURITIES LAW RESTRICTIONS. Acceptance of this Agreement shall be deemed to constitute the Participant's acknowledgement that the RSUs shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.
4.    NO ASSIGNMENT. The RSUs are personal to the Participant and may not in any manner or respect be assigned or transferred otherwise than by will or the laws of descent and distribution.
5.    NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor this Agreement shall give the Participant the right to continued employment by the Company or shall adversely affect the right of the Company to terminate the Participant's employment with or without cause at any time.
6.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
7.    BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, legal representatives, heirs, and successors in interest.
8.    COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.
9.    WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the RSUs. With respect to withholding required upon the vesting of the RSUs, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date as of which the tax is to be determined equal to the minimum statutory total tax which could

Exhibit 10.24

be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

[Signature page to follow]

Exhibit 10.24

IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement as of the day and year first written above.

PRESTIGE BRANDS HOLDINGS, INC.

By:__________________________
Name:
Title:

_____________________________
Ronald M. Lombardi

1

Exhibit 10.24

EXHIBIT A

TO

AWARD AGREEMENT, dated as of April __, 2015 between PRESTIGE BRANDS HOLDINGS, INC. and Ronald M. Lombardi.

1.    Date of Grant: April __, 2015
2.    Number of Restricted Stock Units*:
3.    Vesting Schedule:

Date	Vested Percentage
Date of Grant	0%
3 years from Date of Grant	100%

* Subject to adjustment as provided in Paragraph 5 of the Award Agreement.

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